SHAREHOLDER SERVICES AGREEMENT

SHAREHOLDER SERVICES AGREEMENT (the “Agreement”) dated this 26th day of June, 2008 by and between the INVESTMENT MANAGERS SERIES TRUST, a statutory trust organized under the laws of the state of Delaware (the “Trust”), and GRAND DISTRIBUTION SERVICES, LLC, a Wisconsin limited liability company (the “Distributor”).

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Trust hereby appoints the Distributor to provide information and administrative services for the benefit of shareholders of Class A and Class C shares (each a “Share Class”) of the funds listed in Appendix A (each a “Fund” and collectively the “Funds”)). In this regard, the Distributor may enter into agreements with various financial services firms (“Firms”) to provide related services and facilities for investors in each Share Class (“Investors”). The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to Investors. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Funds and their special features, providing assistance to Investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Funds or the Distributor may reasonably request.

The Distributor accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Distributor shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Distributor, by separate agreement with the Trust, may also serve the Trust in other capacities. The services of the Distributor to the Trust under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others. In carrying out its duties and responsibilities hereunder, the Distributor may enter into agreements with various Firms to provide administrative and other services described herein directly to or for the benefit of Investors. Such Firms shall at all times be deemed to be independent contractors retained by the Distributor and not the Trust. The Distributor and not the Funds will be responsible for the payment of compensation to such Firms for such services.

2. For the administrative services and facilities described in Section 1, the Funds may pay any amount authorized for payment out of the Amended Rule 12b-1 Plan for each Share Class (the “Plan”). The administrative services fee will be calculated separately for each Share Class as an expense of each such Share Class. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The Distributor may use such payments, in its discretion, to compensate Firms who provide administrative services to the extent permitted by the Plan. The payment of fees pursuant to this Agreement, for each Share Class, is subject to and contingent upon, the continued effectiveness of the Plan authorizing such payment for such Share Class.

The net asset value for each Share Class shall be calculated in accordance with the provisions of the Fund’s current prospectus. On each day when net asset value is not calculated, the net asset value of a share of a Share Class shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

3. Each Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by the Distributor under this Agreement.

4. This Agreement shall become effective for each Fund on the date specified in Appendix A and shall continue from year to year thereafter for a Fund or Share Class only so long as such continuance is approved at least annually by a vote of a majority of the Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan, this Agreement or in any other agreement related to the Plan, at a meeting called for such purpose.

This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated for a Fund or Share Class at any time without the payment of any penalty by the Trust or by the Distributor on sixty (60) days’ written notice to the other party or, in the event of the termination of the Distribution Agreement between the Trust and Distributor, upon the effective date of such termination. The Trust may effect termination with respect to any Fund or Share Class, as applicable, by a vote of (i) a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan, this Agreement or in any other agreement related to the Plan or this Agreement or (ii) a majority of the outstanding voting securities of such Fund or Share Class. Without prejudice to any other remedies of the Trust, the Trust may terminate this Agreement at any time immediately upon the Distributor’s failure to fulfill any of its obligations hereunder.

This Agreement may not be amended to materially increase the amount payable to the Distributor by a Fund for services hereunder with respect to a Share Class, as applicable, without a vote of a majority of the outstanding voting securities of such Share Class. All material amendments to this Agreement must in any event be approved by a vote of a majority of the Board, including the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plans, this Agreement or in any other agreement related to the Plans or this Agreement, cast in person at a meeting called for such purpose.

The terms “assignment” “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Investment Company Act of 1940, as amended (the “Act”), and the rules and regulations thereunder.

5. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan, this Agreement, or any related agreement, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purpose for which such expenditures were made.

6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected. Actions shall be taken separately for each Share Class as the Act and the rules and regulations thereunder so require.

7. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

8. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and all amendments thereto, all of which are part of the Trust’s Registration Statement on Form N-1A, and the limitation of shareholder and Trustee liability contained therein. This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust thereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding upon only the assets and property of each Share Class. With respect to any claim by the Distributor for recovery of that portion of the administrative services fees (or any other liability of the Fund arising hereunder) related to a particular Share Class, whether in accordance with the express terms hereof or otherwise, the Distributor shall have recourse solely against the assets of such Share Class to satisfy such claim and shall have no recourse against the assets of any other Share Class for such purpose.

9. This Agreement shall be construed in accordance with applicable federal law and with the laws of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Trust and the Distributor have caused this Agreement to be executed as of the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST

By:
Name:
Title:

GRAND DISTRIBUTION SERVICES, LLC

By:
Name:
Title:

APPROVED: 12/3/07

Appendix A

Fund/Class	Effective Date

Zacks Multi-Cap Opportunities Fund
Class A Shares	12/1/07
Class C Shares	12/1/07

Zacks Market Neutral Fund
Class A Shares	6/26/07
Class C Shares	6/26/07